                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 28, 1998, except as to Note 15, which is as of August 10, 1998, which appears on page 34 of the 1998 Annual Report to Stockholders of Affiliated Computer Services, Inc., which is incorporated by reference in Affiliated Computer Services, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Dallas, Texas
February 5, 1999